Exhibit 99.3

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4 of CF Finance Acquisition Corp. III, a Delaware corporation (the “Company”), with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any related prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of the Company upon the Effective Date (as such term is defined in the Agreement and Plan of Merger, dated February 17, 2021 (as may be amended from time to time), by and among the Company, Meliora Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of the Company, and AEye, Inc., a Delaware corporation), and to the filing of this consent as an exhibit to the Registration Statement.

Date: March 20, 2021

	By:	/s/ Dr. Karl-Thomas Neumann
Name: Dr. Karl-Thomas Neumann